SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

         Filed by the Registrant |X|
         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:
         | |  Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         [X]  Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss. 240.14a-12

                         Applebee's International, Inc.
                -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X|  No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
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         (2)  Aggregate number of securities to which transaction applies:

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         (3)  Per unit price or other underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)  Proposed maximum aggregate value of transaction:

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         (5)  Total fee paid:

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         [ ]  Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1) Amount Previously Paid:

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              (2) Form, Schedule or Registration Statement No.:

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              (4) Date Filed:

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


                         APPLEBEE'S INTERNATIONAL, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   May 8, 2003

Dear Stockholder:

     It is my pleasure to invite you to the 2003 Annual Meeting of Stockholders for Applebee's International, Inc. We will hold the meeting on May 8, 2003, at 10:00 a.m., CDT, at the Sheraton Overland Park Hotel, which is located at 6100 College Boulevard, Overland Park, Kansas 66211.

At the meeting, we will:

     o    Elect two directors;

     o Amend the Applebee's International, Inc. 1995 Equity Incentive Plan to increase the number of shares of Common Stock available for Awards by 2,500,000 shares;

     o Approve an amendment to the Certificate of Incorporation eliminating the ability of a majority of stockholders to take action without holding a stockholder meeting;

     o Ratify the selection of Deloitte & Touche LLP as our independent auditors for the 2003 fiscal year; o Act on a shareholder proposal to require us to issue a report relating to genetically engineered ingredients; and

     o Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

     We have attached a Proxy Statement to this notice that more fully describes each of these items of business.

     The Board of Directors has chosen March 14, 2003, as the date used to determine the stockholders who will be able to attend and vote at the Annual Meeting. If you own stock in Applebee's International, Inc. at the close of business on that date, you are cordially invited to attend the meeting.

     Your vote is important. If you decide not to attend the Annual Meeting in person, you may vote on these proposals by proxy. To do so, please complete, date, sign, and return the enclosed proxy card promptly. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. If you have voted by mail or by telephone or over the Internet and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.

     We look forward to seeing you at the meeting.

                                  By Order of the Board of Directors

                                  Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 8, 2003

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                 PROXY STATEMENT
                                 --------------

               QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send me this Proxy Statement?

     The Board of Directors of Applebee's International, Inc. (sometimes referred to herein as "Applebee's," "we," "us," "our," or the "Company") is soliciting the enclosed proxy to be used at the Annual Meeting of Stockholders on May 8, 2003, at 10:00 a.m., CDT, and at any adjournment or postponement of that meeting. The meeting will be held at the Sheraton Overland Park Hotel, which is located at 6100 College Boulevard, Overland Park, Kansas 66211. Applebee's will use the proxies it receives to:

     o    Elect two directors;

     o Amend the Company's 1995 Equity Incentive Plan to increase the number of shares of Common Stock available for Awards by 2,500,000 shares;

     o Approve an amendment to the Certificate of Incorporation eliminating the ability of a majority of stockholders to take action without holding a stockholder meeting;

     o Ratify the selection of Deloitte & Touche LLP as our independent auditors for the 2003 fiscal year;

     o Act on a shareholder proposal to require us to issue a report relating to genetically engineered ingredients; and

     o Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

     We mailed this Proxy Statement and the accompanying proxy on or about April 8, 2003 to all stockholders entitled to vote at the Annual Meeting.

How many votes do I have?

     If we had your name on record as owning stock in Applebee's International, Inc. at the close of business on March 14, 2003, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Applebee's common stock you own as of that date. At the close of business on March 14, 2003, 55,269,100 shares of the Company's common stock were outstanding and eligible to vote.

How do I vote by proxy?

     Whether you plan to attend the Annual Meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the Annual Meeting and vote in person.

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

May I revoke my proxy?

     You may change your vote or revoke your proxy any time before the Annual Meeting by:

     o    Returning another proxy card with a later date;

     o Sending written notification of revocation to the Secretary of the Company at our principal executive office;

     o    Entering a later vote by telephone or over the Internet; or

     o    Attending the Annual Meeting and voting in person.

Who pays for the solicitation of proxies?

     Applebee's pays the entire cost of the solicitation of proxies. This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders. We may supplement our efforts to solicit your proxy in the following ways:

     o    We may contact you using the telephone or electronic communication;

     o Directors, officers, or other regular employees of Applebee's may contact you personally; or

     o We may hire agents for the sole purpose of contacting you regarding your proxy.

     If the Company hires soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in "street name"?

     If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes." To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.

What constitutes a quorum?

     In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 27,634,551 shares. Shares of common stock represented in person or by proxy
(including "broker non-votes" and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

     o    Proposal I: Elect Two  Directors
          The two nominees for director who receive the most votes will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

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

     o    Proposal II: Amend the 1995 Equity Incentive Plan
          The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

     o    Proposal III: Amend the Certificate of Incorporation
          The affirmative vote of a majority of the outstanding shares of common stock is required to approve this proposal. Therefore, abstentions and broker non-votes have the same effect as voting against this proposal.

     o    Proposal IV: Ratify Selection of Auditors
          The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

     o    Proposal V: Act on Shareholder Proposal
          The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

How will my proxy get voted?

     If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

     o    "FOR" the election of the two nominees for director;

     o    "FOR" approval of the amendment to the Equity Incentive Plan;

     o    "FOR" approval of the amendment to the Certificate of Incorporation;

     o "FOR" ratification of Deloitte & Touche LLP as independent auditors for the 2003 fiscal year; and

     o    "AGAINST" approval of the shareholder proposal.

     If necessary, and unless you have indicated on your proxy card that you wish to vote against any of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

How will voting on "any other business" be conducted?

     Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters at their discretion.

How do I submit a proposal?

     If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2004 Annual Meeting of Stockholders, and you do not want the Company's proxy holders to be allowed to use their discretionary voting authority to vote against this stockholder proposal when and if raised, you must submit your proposal to us no later than February 23, 2004. If you would like your proposal to be included in our proxy statement and proxy relating to that meeting, it must comply with the Securities and Exchange Commission ("SEC") rules, and you must submit it to us no later than December 10, 2003.

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

How do I submit a nomination for the Board of Directors?

     If you wish to nominate an individual for a position on our Board of Directors, our by-laws require that you submit your nomination, along with certain information about the candidate, to the Company's Secretary between 60 and 75 days before the date of the Annual Meeting (or other meeting at which directors will be elected). This should be sent to our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207. If we first announce the date of the meeting to stockholders during the 60 day period prior to the meeting, however, you may submit nominations to us at any time before the close of business of the 10th day following the day on which we announced the meeting.

         INFORMATION ABOUT THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Board Structure

     The Board of Directors is divided into three classes. Directors in each class serve for three-year terms.

     o   Class I    There are three Class I directors. Their terms expire at the
                    2005 Annual Meeting.

     o   Class II   There are three Class II directors. Their terms expire at
                    the 2003 Annual Meeting. George D. Shadid will retire from the Board at the end of his current term and, therefore, has elected not to stand for reelection. We will have one vacant seat until such time as the Board appoints a nominee.

     o   Class III  There are three Class III directors.  Their  terms expire at the 2004 Annual Meeting.

Board Nominees and Incumbents

     Below, we have furnished information for each of the two persons being nominated for election as a Class II director to a new three-year term ("Nominees"). We have also furnished information for Mr. Shadid and each person who is continuing as a Class I or Class III director of the Company ("Incumbents").

     ERLINE BELTON, age 59 (Incumbent - Class I term expiring in 2005). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as a member of the Executive Compensation Committee and the Corporate Governance/Nominating Committee.

     DOUGLAS R. CONANT, age 51 (Nominee - Class II term expiring in 2003). Mr. Conant became a director of the Company in December 1999. In January 2001, Mr. Conant joined Campbell Soup Company as president and chief executive officer and was elected to their board of directors. He was president of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp., from July 1995 until January 2001. He had been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions. Mr. Conant serves as a member of the Executive Compensation Committee.

     D. PATRICK CURRAN, age 58 (Nominee - Class II term expiring in 2003). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979, and as Chairman of Cook Composites and Polymers, a joint venture


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

with Total Petroleum Corp. (France), since its formation in 1990. He also serves as a member of the board of directors of Gold Banc Corporation, Inc., a publicly-traded company. Mr. Curran serves as a member of the Audit Committee.

     ERIC L. HANSEN, age 54 (Incumbent - Class I term expiring in 2005). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee and the Corporate Governance/Nominating Committee. Mr. Eric Hansen and Mr. Mark Hansen are not related.

     MARK S. HANSEN, age 48 (Incumbent - Class I term expiring in 2005). Mr. Hansen became a director of the Company in August 1998. From November 1998 until March 2003, he was employed as Chairman and Chief Executive Officer of Fleming Companies, Inc. In March 2003, Mr. Hansen resigned from both positions. From July 1997 until September 1998, Mr. Hansen served as President and Chief Executive Officer of SAM's Club, a subsidiary of Wal-Mart Stores, Inc. He previously served as President and Chief Executive Officer of PETsMART for eight years. Mr. Hansen has served in executive positions with Federated Foods, Inc., the Jewel Companies and The Great Atlantic and Pacific Tea Company. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Mark Hansen and Mr. Eric Hansen are not related.

     JACK P. HELMS, age 50 (Incumbent - Class III term expiring in 2004). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the board of directors of Luigino's, Inc., a company with publicly-traded debt securities. Mr. Helms serves as a member of the Executive Compensation Committee and the Corporate Governance/Nominating Committee.

     LLOYD L. HILL, age 59 (Incumbent - Class III term expiring in 2004). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. In May 2000, Mr. Hill was elected Chairman of the Board. Prior to joining Applebee's, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company from December 1989 to December 1993, where he also served as a director from 1988 to 1993, having joined that organization in 1980.

     BURTON M. SACK, age 65 (Incumbent - Class III term expiring in 2004). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director. Mr. Sack is a director and treasurer of the National Restaurant Association.

     GEORGE D. SHADID, age 49 (Class II term expiring in 2003). Mr. Shadid will retire from the Board at the end of his current term and will not stand for reelection. Mr. Shadid became a director of the Company in March 1999. Mr. Shadid was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. Mr. Shadid also became Treasurer in March 1995. He served in these capacities until March 2002, when he assumed the position of Chief Operating Officer. In January 2003, Mr. Shadid resigned as Chief Operating Officer of the Company. Prior to joining Applebee's, he served as Corporate Controller of Gilbert/Robinson, Inc. from 1985 to 1987, at which time he was promoted to Vice President, and in 1988 he assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

Board Committees

     The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Corporate Governance/Nominating Committee.

     The Audit Committee, acting pursuant to its written charter, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It engages the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The Audit Committee consists of the following independent directors: Mr. Curran, Mr. Eric Hansen and Mr. Mark Hansen.

     The Executive Compensation Committee, acting pursuant to its written charter, is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company's 1995 Equity Incentive Plan, the 1999 Management and Executive Incentive Plan and the 2001 Senior Executive Bonus Plan. The Executive Compensation Committee consists of the following independent directors: Ms. Belton, Mr. Conant, Mr. Mark Hansen and Mr. Helms.

     The Corporate Governance/Nominating Committee, acting pursuant to its written charter, reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. The Committee is also responsible for reviewing any stockholder nominations of Board candidates. The Corporate Governance/Nominating Committee consists of the following independent directors: Ms. Belton, Mr. Eric Hansen and Mr. Helms.

     The Corporate Governance/Nominating Committee has developed, and the Board has adopted, certain corporate governance principles designed to formalize several existing practices and enhance governance efficiency and effectiveness. Among other things, these principles address the following:

o prohibit Board members from serving on more than two other boards of public companies, unless the Board determines this service will not materially impact service to the Company;
o    prohibit director nomination for election after the age of 75;
o direct periodic Board self-evaluation through the Corporate Governance/Nominating Committee;
o require the CEO to review succession planning on an annual basis with the Executive Compensation Committee and the Board;
o authorize separate meeting time for independent directors at all regularly scheduled Board meetings;
o    authorize the Board and all committees to hire their own advisors;
o require directors who change job responsibilities to offer to resign from the Board, if the Board deems it appropriate; and
o    set certain stock ownership guidelines for outside directors.

Director Compensation

     During fiscal year 2002, the Board of Directors held three meetings, the Audit Committee held six meetings, the Executive Compensation Committee held five meetings, and the Corporate Governance/Nominating Committee held two meetings. During fiscal year 2002, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

     For director compensation purposes, Ms. Belton, Mr. Conant, Mr. Curran, Mr. Eric Hansen, Mr. Mark Hansen, Mr. Helms and Mr. Sack were considered "non-employee directors" throughout 2002. During 2002, Mr. Hill and Mr. Shadid were "employee directors." In 2002, non-employee directors received an annual cash retainer of $30,000 for service as a director, including participation on the three standing committees. Compensation, if any, for service on special committees is a per diem of $1,000, plus expenses, or as otherwise determined by the Board at the time of establishment of the special committee. Ms. Belton received $9,000 during 2002 for service on a special committee that was responsible for the review of Mr. Hill's 2001 performance. Employee directors do not receive any compensation for their service on the Board.

     Additionally, the Company's 1995 Equity Incentive Plan, as amended, provides that options to purchase 13,500 shares will be granted to non-employee directors automatically on the first day in each calendar year that our common stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. Accordingly, options to purchase 13,500 shares were granted to each of the non-employee directors on January 2, 2002.

     The 1995 Equity Incentive Plan, as amended, also permits non-employee directors to elect to have their annual cash retainer paid by the grant of stock options. If, on or before December 15th, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. During 2001 and 2002, Mr. Conant, Mr. Mark Hansen and Mr. Sack elected to forego their entire annual cash retainers in lieu of stock options, and accordingly, received 4,545 options in January 2002 and 4,110 options in January 2003.

     Cash compensation paid and stock options granted to Mr. Hill and Mr. Shadid for services rendered to the Company as employees in fiscal 2002 are shown in the Summary Compensation Table.

Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also current directors, as of December 29, 2002, is as follows:


    Name                                 Age              Position
   -------                               ---     -------------------------------
   Steven K. Lumpkin..................    48     Executive Vice President, Chief Financial Officer and Treasurer
   David L. Goebel....................    52     Executive Vice President of Operations
   John C. Cywinski...................    40     Senior Vice President and Chief Marketing Officer
   Louis A. Kaucic....................    51     Senior Vice President and Chief People Officer
   Larry A. Cates.....................    54     President of International Division
   David R. Parsley...................    56     Senior Vice President of Purchasing and Distribution
   Carin L. Stutz.....................    46     Senior Vice President of Company Operations


     STEVEN K. LUMPKIN was employed by Applebee's in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. He was named Chief Development Officer in March 2001. In March 2002, Mr. Lumpkin assumed the position of Chief Financial Officer and Treasurer. Prior to joining Applebee's, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care from July 1993 until January 1995. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

     DAVID L. GOEBEL was employed by Applebee's in February 2001 as Senior Vice President of Franchise Operations. In December 2002, Mr. Goebel was promoted to the position of Executive Vice President of Operations. Prior to joining Applebee's, Mr. Goebel headed a management company that provided consulting and strategic planning services to various businesses from April 1998 to February 2001. Prior to 1998, he was a franchise principal with an early developer group of the Boston Market concept. Mr. Goebel's business experience also includes positions as Vice President of Business Development for Rent-a-Center (a subsidiary of Thorn, EMI) and Vice President of Operations for Ground Round restaurants.

     JOHN C. CYWINSKI was employed by Applebee's in July 2001 as Senior Vice President and Chief Marketing Officer. Prior to joining Applebee's, Mr. Cywinski was employed as Vice President of Brand Strategy for McDonald's Corporation from April 1999 to July 2001. From October 1996 to April 1999, he was President of Buena Vista Pictures Marketing, the motion picture division of The Walt Disney Company. Prior to 1996, Mr. Cywinski held various positions with Burger King Corporation.

     LOUIS A. KAUCIC was employed by Applebee's in October 1997 as Senior Vice President of Human Resources. He was named Chief People Officer in March 2001. Prior to joining Applebee's, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with Unique Casual Restaurants, Inc., which operated several restaurant concepts, from July 1992 until October 1997. From 1982 to 1992, he was employed by Pizza Hut in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg's as an Industrial Relations Manager.

     LARRY A. CATES was employed by Applebee's in May 1997 as President of the International Division. Prior to joining Applebee's, Mr. Cates spent 17 years with PepsiCo Restaurants developing international markets for that company's Pizza Hut, Taco Bell and KFC brands. From 1994 to 1997, Mr. Cates was Vice President of Franchising and Development - Europe/Middle East, and from 1990 to 1994, he was Chief Executive Officer of Pizza Hut UK, Ltd., a joint venture between PepsiCo Restaurants and Whitbread.

     DAVID R. PARSLEY was employed by Applebee's in April 2000 as Senior Vice President of Purchasing and Distribution. Prior to joining Applebee's, Mr. Parsley held several positions with Prandium, Inc., operator of El Torito, Chi-Chi's and Koo Koo Roo, from November 1996 to April 2000, most recently as Senior Vice President of Quality and Supply Chain Management. He has also held purchasing positions with The Panda Management Company, Carl Karcher Enterprises, Proficient Food Company, Inc., and Baxter Healthcare Corporation.

     CARIN L. STUTZ was employed by Applebee's in November 1999 as Senior Vice President of Company Operations. Prior to joining Applebee's, Ms. Stutz was Division Vice President with Wendy's International from July 1994 to November 1999. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by Nutri/System, Inc. as a Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy's International.

          STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

     The following table sets forth information, as of March 14, 2003, regarding the ownership of common stock, our only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                                                                                       Beneficial Ownership(1)
                                                                                  -------------------------------
                                                                                    Number of         Percent
                                                                                     Shares             Held
                                                                                  --------------    --------------

     FMR Corp...............................................................        8,328,199            15.1%
         82 Devonshire Street
         Boston, MA  02109
     American Century Investment Management, Inc............................        2,993,617             5.4%
         4500 Main Street
         Kansas City, MO  64141
     Burton M. Sack (2).....................................................        1,924,109             3.5%
     Lloyd L. Hill (2)......................................................          527,906             1.0%
     Steven K. Lumpkin (2)..................................................          242,236             0.4%
     D. Patrick Curran (2)..................................................          207,450             0.4%
     Louis A. Kaucic (2)....................................................          190,876             0.3%
     George D. Shadid (2)...................................................          168,383             0.3%
     Jack P. Helms (2)......................................................          135,010             0.2%
     Erline Belton (2)......................................................           67,725             0.1%
     Douglas R. Conant (2)..................................................           57,665             0.1%
     Mark S. Hansen (2).....................................................           44,862             0.1%
     Eric L. Hansen (2).....................................................           35,000             0.1%
     John C. Cywinski.......................................................           11,500              --
     All executive officers and directors as a group (16 persons) (2).......        3,845,398             7.0%

---------------
(1) The mailing address of each individual is 4551 W. 107th Street, Overland Park, Kansas 66207, unless otherwise shown.
(2) Includes certain shares subject to options exercisable as of March 14, 2003 or within 60 days thereafter: 205,938 shares for Mr. Sack, 386,626 shares for Mr. Hill, 177,661 shares for Mr.Lumpkin, 105,075 shares for Mr. Curran, 139,146 shares for Mr. Kaucic, 120,118 shares for Mr. Shadid, 105,760 shares for Mr. Helms, 65,025 shares for Ms. Belton, 57,665 shares for Mr. Conant, 40,362 shares for Mark S. Hansen, 22,500 shares for Eric L. Hansen, and 1,593,060 shares for all executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of the common stock to file certain reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

     Based on our review of the copies of the reports we received and other written communications we received from other reporting people, we believe that our officers, directors, and greater-than-10% beneficial owners complied with all filing requirements during the fiscal year ended December 29, 2002, with the exception of Mr. Shadid, who inadvertently omitted reporting a transaction on Form 4. The transaction was reported in a subsequent filing.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE

     If you have mailed in your proxy, it will be used to vote for the election of the Nominees named below unless you withheld the authority to do so when you sent in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that we would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. We have included additional information concerning the following Nominees in the section entitled "Board Nominees and Incumbents."

     Our Board of Directors has three classes. Directors in each class serve three-year terms. If elected, each of the below Nominees would serve until the 2006 Annual Meeting of Stockholders and until his successor is elected and qualified. A director's term may end sooner due to death, resignation or removal.

                                        Current Position          Director
           Name             Age         With The Company           Since
------------------------ --------- --------------------------- ---------------
Douglas R. Conant           51                Director               1999
D. Patrick Curran           58                Director               1992


                                   PROPOSAL II

              AMENDMENT OF THE COMPANY'S 1995 EQUITY INCENTIVE PLAN
          INCREASING THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK
                      AVAILABLE FOR AWARDS UNDER SUCH PLAN

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

     Recently, the Company reviewed its compensation programs and determined that, while the existing 1995 Equity Incentive Plan (the "Equity Incentive Plan") provides significant flexibility in the types of equity-related compensation programs available, the number of shares remaining for Awards under the Plan will not be sufficient for the Company's intended compensation programs over the next three years. Because the Company believes that its continued growth and success will be dependent in part on its ability to attract and retain highly-qualified employees, and that equity-related compensation programs are important to achieving that goal, the Company needs to provide for additional shares to be available for Awards under the Equity Incentive Plan.

     In addition, in March 2003, the Board authorized an amendment to the Equity Incentive Plan which prohibits the Company from any repricing, replacement, or regrant of an option either in connection with the cancellation of such option or by amending an award agreement to lower the exercise price of such option.

     Accordingly, the proposed amendment to Section 4.1 of the 1995 Equity Incentive Plan is set forth below and is being submitted to the stockholders for approval.

     Section 4.1 of the Plan shall be amended so that the number of Shares authorized under the Plan is increased to 10,600,000 Shares.

Shares Subject to the Equity Incentive Plan

     The number of shares of common stock available for grant under the Equity Incentive Plan is recommended to be increased by 2,500,000 shares, from 8,100,000 to 10,600,000. The ending sales price of the Company's common stock as of March 14, 2003 was $25.98.

Description of the Equity Incentive Plan

     The following paragraphs provide a summary of the principal features of the Equity Incentive Plan and its operation, other than as related to the matters discussed above. The following summary is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which may be obtained from the Company upon written request.

Administration of the Equity Incentive Plan

     The Equity Incentive Plan is administered by the Executive Compensation Committee. The members of the Executive Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code, as amended (for purposes of qualifying amounts received under the Equity Incentive Plan as "performance-based compensation" under section 162(m)).

     Subject  to  the  terms  of  the  Equity   Incentive  Plan,  the  Executive
Compensation Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Executive Compensation Committee may delegate its authority to grant and administer Awards to a separate committee appointed by the Executive Compensation Committee, but only the Executive Compensation Committee may make Awards to participants who are executive officers of the Company. The director option portion of the Equity Incentive Plan is administered by the full Board of Directors, rather than the Executive Compensation Committee.

Eligibility to Receive Awards

     Employees and consultants of the Company and its affiliates (i.e. any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to be selected to receive one or more Awards. The Equity Incentive Plan also provides for the grant of stock options to the Company's non-employee directors. Such options will automatically be granted pursuant to a nondiscretionary formula. The terms and conditions of options to be granted to directors are discussed above under "Director Compensation."

Options

     The Executive Compensation Committee may grant nonqualified stock options, incentive stock options ("ISOs," which are entitled to favorable tax treatment), or any combination thereof. The number of shares covered by each option will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted options for more than 225,000 shares.

     The exercise price of each option is set by the Executive Compensation Committee, but generally cannot be less than 100% of the fair market value of the Company's common stock on the date of grant. Thus, an option will have value only if the Company's common stock appreciates in value after the date of grant. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Executive Compensation Committee also may permit payment through the tender of shares of the Company's common stock then owned by the participant, or by any other means that the Executive Compensation Committee determines to be consistent with the Equity Incentive Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Executive Compensation Committee. Options expire at the times established by the Executive Compensation Committee, but generally not later than 10 years after the date of grant. The Executive Compensation Committee may extend the maximum term of any option granted under the Equity Incentive Plan, subject to the preceding limits.

Non-Employee Director Stock Options

     Non-employee members of the Board of Directors receive options to purchase 13,500 shares granted automatically on the first day in each calendar year that the Company's common stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. Such options vest if the individual continues to be a director on the one-year anniversary of the grant date and will have an exercise price equal to the closing stock price on the grant date. In addition, non-employee directors may elect to have their annual cash retainer paid by the grant of Director Options. If, on or before December 15th, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. These options are also granted on, and will have an exercise price equal to the closing price on, the first day in each calendar year that the Company's common stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board of Directors. These options will vest one-twelfth each month for 12 months, so long as the individual continues to be a director throughout such month.

     In addition, non-employee directors elected to the Board receive 13,500 options as a one-time initial grant. The option grant is effective as of the date the director is elected to the Board, and the exercise price will be the closing stock price on the grant date.

Stock Appreciation Rights ("SARs")

     The Executive Compensation Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 225,000 shares.

     Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company common stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company's common stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Executive Compensation Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's common stock, as determined by the Executive Compensation Committee. SARs expire at the times established by the Executive
Compensation Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Equity Incentive Plan.

Restricted Stock Awards

     Restricted stock awards are shares of the Company's common stock that vest in accordance with terms established by the Executive Compensation Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 225,000 shares.

     In determining the vesting schedule for each Award of restricted stock, the Executive Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Executive Compensation Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code, as amended, the Executive Compensation Committee must use one or more specified measures set forth in the Equity Incentive Plan. The Executive Compensation Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities. The Executive Compensation Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.

Performance Unit Awards and Performance Share Awards

     Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Executive Compensation Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company's common stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 225,000 performance shares or performance units having an initial value greater than $250,000.

     Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Executive Compensation Committee are satisfied. The applicable performance goals will be determined by the Executive Compensation Committee as specified in the Equity Incentive Plan. The Executive Compensation Committee may, in its sole discretion, waive any performance goal requirement.

     After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, common stock, or any combination thereof, as determined by the Executive Compensation Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

Plan Benefits

     The Executive Compensation Committee has the sole discretion to determine who shall be granted awards, as well as the size and types of such awards under the Equity Incentive Plan. For this reason, the Company cannot determine the number of options, SARs, restricted stock awards, performance unit awards or performance share awards that might be received by participants as a result of this amendment.

     The following table sets forth, as of December 29, 2002, the total number of options and other awards granted to each of the following persons and groups under the Equity Incentive Plan since its inception in 1995.

                                             Options and Awards
                                                Granted under
                                                  the Equity
                                               Incentive Plan
      Option and Award Recipients              1995 - 2002 (1)
---------------------------------------     --------------------

Lloyd L. Hill                                     1,098,455
George D. Shadid                                    692,488
John C. Cywinski                                    251,999
Steven K. Lumpkin                                   543,068
Louis A. Kaucic                                     388,969
Executive Group                                   3,519,658
Non-Executive Director Group                        859,880
Non-Executive Employee Group                      5,669,759


(1) The executive group total includes options and awards granted to Messrs. Hill, Shadid, Cywinski, Lumpkin and Kaucic as well as all other current executives of the Company. The non-executive director group total includes only the Company's current non-employee directors and excludes current employee directors. The non-executive employee group total includes all other grants and awards to employees including amounts granted and awarded to employees that are no longer employed by the Company. The Company has not issued any SARs or performance unit awards under the Equity Incentive Plan.

Nontransferability of Awards

     Awards   granted  under  the  Equity   Incentive  Plan  may  not  be  sold,
transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution; provided, however, that a participant may (i) designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death, and (ii) transfer his or her Award to family members, to trusts created for the benefit of family members, or to charitable entities.

Repricing of Options

     The Equity Incentive Plan, as amended, prohibits the Company from any repricing, replacement or regrant of an option either in connection with the cancellation of such option or by amending an award agreement to lower the exercise price of such option.

Change in Control

     In the event of a change in control not approved by the Board of Directors, all Awards granted under the Equity Incentive Plan then outstanding but not then exercisable (or subject to restrictions) become immediately exercisable, unless otherwise provided in the applicable Award agreement. In general, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the common stock, (2) the composition of the Board changes during any two-year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) cease to constitute a majority of the Board, or
(3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company's assets.

Tax Aspects

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Equity Incentive Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed at receipt. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time. Any gain or loss recognized upon any later disposition of shares generally will be capital gain or loss.

     The Executive Compensation Committee may permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or
(2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.

     The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant, if any, at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m). The Equity Incentive Plan has been designed to permit the Executive Compensation Committee to grant Awards which satisfy the requirements of section 162(m).

Amendment and Termination of the Equity Incentive Plan

     The Board generally may amend or terminate the Equity Incentive Plan at any time and for any reason in accordance with applicable rules and regulations.

                                  PROPOSAL III


          APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION ELIMINATING THE ABILITY OF A MAJORITY OF STOCKHOLDERS TO ACT
                     WITHOUT HOLDING A STOCKHOLDER MEETING

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

     The Board of Directors has unanimously adopted a resolution approving and submitting to a vote by the stockholders of the Company a proposed amendment (the "Proposed Amendment") to the Certificate of Incorporation of the Company (the "Certificate") eliminating the ability of a majority of stockholders to act without holding a stockholder meeting. The complete text of the Proposed Amendment is set forth in Appendix A.

     Section 228 of the Delaware General Corporation Law provides that, unless otherwise provided in the Certificate, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice to all stockholders and without holding a vote, if a consent in writing is signed by stockholders representing the minimum number of votes necessary to approve the action at a meeting. In accordance with our commitment to shareholder enfranchisement and sound corporate governance principles, the Board has adopted, and asks the stockholders to approve, the Proposed Amendment in order to eliminate the ability of stockholders to act by written consent. Accordingly, all stockholders would be entitled to receive notice of any action requiring a vote of stockholders and be afforded the opportunity to vote on that action at a duly convened meeting. Eliminating the ability to act by written consent is in keeping with our commitment to our stockholders to provide them with the necessary and material information concerning the business of the Company. In addition, the Proposed Amendment would make it difficult for a person who acquires 50% or more of the outstanding common stock of the Company to approve a merger or sale of the Company or take other action normally requiring a vote of stockholders without providing notice to all stockholders and convening a meeting to vote on the proposed action.

     The Board of Directors recommends that stockholders vote yes to the Proposed Amendment. The affirmative vote of a majority of the outstanding shares of common stock will be required for adoption of the Proposed Amendment.


                                   PROPOSAL IV

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
                AUDITORS FOR THE COMPANY FOR THE 2003 FISCAL YEAR

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

     The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the 2003 fiscal year. This proposal asks you to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they wish, and they will be available to answer any questions you may have.

Audit Committee Report

     During fiscal 2002, in accordance with its written charter, the Audit Committee of the Board of Directors assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee charter has been amended to, among other things, give the Audit Committee sole authority to hire, terminate, oversee and approve the compensation of the independent auditors. The amended charter is attached as Appendix B hereto. Each of the members of the Audit Committee meets the independence and experience requirements of The Nasdaq Stock Market. During fiscal year 2002, the Audit Committee met six times. In addition, the Audit Committee chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations. In accordance with its charter, the Audit Committee preapproves all non-audit services.

     The Audit Committee reviewed the audited financial statements for the Company as of and for the fiscal year ended December 29, 2002 with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2002, for filing with the Securities and Exchange Commission. After reviewing the services provided by the independent auditors, including all non-audit services, the Audit Committee, in accordance with its amended charter, authorized the reappointment, subject to stockholder ratification, of the independent auditors.

                                          AUDIT COMMITTEE
                                          Eric L. Hansen, Chairman
                                          D. Patrick Curran
                                          Mark S. Hansen

     Aggregate fees billed to the Company for the fiscal year ended December 29, 2002 and December 30, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte & Touche"), which includes Deloitte Consulting, were as follows:

                                                                 2002              2001
                                                             -------------     -------------
Audit Fees..............................................      $   208,000       $   166,000
Audit-Related Fees......................................           35,000            54,000
                                                             -------------     -------------
Total Audit and Audit-Related Fees......................          243,000           220,000
Tax Fees................................................          236,000           718,000
All Other Fees..........................................        2,946,000           151,000
                                                             -------------     -------------
Total Fees..............................................      $ 3,425,000       $ 1,089,000
                                                             =============     =============


     Audit-related fees include fees for the audit of the Company's benefit plans and other miscellaneous audit-related fees. In 2002 and 2001, tax fees include services for tax compliance and planning. All other fees include approximately $2,900,000 in 2002 of fees for financial systems implementation consulting services provided by Deloitte Consulting, which project was substantially completed in 2002. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.


                                   PROPOSAL V

                              SHAREHOLDER PROPOSAL

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL


     The Beldon Fund, 99 Madison Avenue, 8th Floor, New York, NY 10016, beneficial owner of approximately 3,300 shares of common stock, has notified the Company that it intends to present a resolution at the Annual Meeting. As required by the Securities and Exchange Commission, the resolution is included below exactly as submitted. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.

     For the reasons stated in the Statement in Opposition below, the Board of Directors recommends that you vote AGAINST this Shareholder Proposal.

                              REPORT ON IMPACTS OF
                           GENETICALLY ENGINEERED FOOD
                                      2003

RESOLVED: Shareholders request that our Board review the Company's policies for food products containing genetically engineered (GE) ingredients and report to shareholders by March 2004. This report, developed at reasonable cost and omitting proprietary information, would identify the risks, financial costs (including opportunity costs) and benefits, and environmental impacts of the continued use of GE-ingredients in food products sold or manufactured by the company.

                              Supporting Statement

There continue to be indicators that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

o Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system; Fearing that pollen from corn not approved for human consumption may have spread to nearby fields of ordinary corn, the U.S. Department of Agriculture ordered 155 acres of Iowa corn uprooted and burned (9/2002); 500,000 bushels of Nebraska soybeans destined for human consumption were quarantined due to biocontamination by small amounts of a test pharmaceutical/industrial crop (11/2002).

o     The   National   Academy  of  Sciences   (NAS)  report   (8/2002)   Animal
      Biotechnology: Science-Based Concerns cautions that the current regulatory system is inadequate to address "potential hazards, particularly in the environmental area." (p14). Environmental problems from accidentally released transgenic animals such as fish or pigs could be difficult to identify and more difficult to remedy;
o Research reported to the Ecological Society of America indicated that a gene artificially inserted into crop plants to fend off pests can migrate to weeds in a natural environment and make the weeds stronger (8/8/2002);
o The NAS report, Genetically Modified Pest-Protected Plants, recommends improved methods for identifying potential allergens in genetically engineered pest-protected plants and found potential gaps in regulatory coverage (4/2000);
o The NAS report The Environmental Effects of Transgenic Plants calls for "significantly more transparent and rigorous testing and assessment" of GE-plants (2/2002);
o Since fall 2000, food companies have spent many millions of dollars in recalling food containing GE corn not approved for human consumption;
o For human health and environmental concerns, the European Union has proposed regulations to phase out by 2005 antibiotic-resistant marker genes, widely used to develop GE seeds;

Markets for GE-foods are threatened by extensive resistance:
o Upon ratification by 50 countries, the Biosafety Protocol, signed by over 100 countries, will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs. Countries can decide whether to import those commodities based on a scientific risk assessment;
o Countries around the world, including Brazil, Greece, and Thailand, have instituted moratoriums or banned importation of GE seeds and crops;
o     Labeling  of GE  foods is  required  in the  European  Union,  Japan,  New
      Zealand, South Korea and Australia, and favored by 70-93% of people surveyed in approximately a dozen opinion polls in the U.S.

We urge that this report:
1) outline a contingency plan for sourcing non-GE ingredients should circumstances so require;
2) cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

           Board of Directors' Statement in Opposition of the Proposal

     Your Company is committed to food safety and understands and supports its customers' interest in this matter. Our menus offer items that include a wide variety of products that are purchased from the agricultural industry. The Company firmly believes that all of the food products served in our restaurants, including those that may contain genetically modified ingredients, are safe. Furthermore, we rely on the United States Food & Drug Administration ("FDA"), the Environmental Protection Agency ("EPA"), and other regulatory authorities who are charged with protecting the health and safety of the public and the environment to properly evaluate and make judgments about environmental and health risks regarding crops that may have been enhanced through biotechnology. We invest significant resources to comply with all regulations applicable to food safety and will continue to do so in the future.

     We understand that the use of genetic engineering with respect to certain staple foods is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices they are combined with other biotechnology-derived foods during storage and distribution. However, requiring the Company to provide the requested report to shareholders would involve unnecessary expenditures of time and resources. We firmly believe that all products sold at our restaurants, including those that may contain ingredients developed through biotechnology, are safe. In addition, the use of biotechnology in foods creates several benefits, including the reduction of the use of pesticides, the creation of more nutritious foods, and the possibility of finding new ways to help feed the world. We believe that the FDA and EPA are in the best position to evaluate and make decisions about the safety of biotechnology-derived food ingredients, while we continue to focus on providing our customers with a high-quality moderately-priced dining experience.

     We are committed to the use of only those ingredients that meet our high quality and safety standards and we will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. Our shareholders and consumers can count on our continued focus on complying with all such regulations.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.


                             Executive Compensation

Executive Compensation Committee Report

     This report discusses how we determined the compensation for Lloyd L. Hill, our Chairman and Chief Executive Officer ("Chairman & CEO") and the other executives named in the Summary Compensation Table (the "Named Executives") for the 2002 fiscal year.

     We believe that our growth and success is dependent, in large part, on our ability to attract and retain highly qualified senior executives. Toward that end, we have developed a competitive executive compensation program. We designed the program to reward senior executives over the short- and long-term for achieving Company financial objectives and increasing shareholder value.

     Our executive compensation program has four primary components.

o     Base salary
o Annual cash incentive, which is earned by achieving annual earnings per share ("EPS") growth and other operating targets
o Stock awards, which consist of annual stock option and performance share grants
o     Executive stock ownership guidelines

     We set executive compensation levels each year after reviewing levels of compensation in other companies similar to ours. For 2002, we set compensation levels that are competitive with those offered by a group of our peers in the restaurant business. To do this, we reviewed publicly available compensation information for a broad range of restaurant companies, selecting them based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. The restaurant companies reviewed for compensation comparisons overlap significantly, but not completely, with those included in the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement. In addition, we compared our targeted compensation levels to those in a broad-based group of companies with similar revenue size to ensure that our compensation levels were also competitive with those of companies outside the restaurant industry.

     We used the following compensation philosophy to determine target levels of executive compensation for 2002:

o We set base salary midpoints at the median of the base salaries for executives in the comparison groups.

o We set target annual incentive opportunities so that target total cash (base salary midpoints plus target annual incentive opportunities) would be at the third quartile of total cash for executives in the comparison groups when the Company and executives achieve the targeted performance levels.

o We set target stock award levels so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the third quartile of total direct compensation for executives in the comparison groups when the Company achieves target performance levels. To determine the value of stock awards, we assigned a standardized present value to our stock and the stock of companies in the comparison group.

     In  developing   executive   compensation   programs  and  setting   target
compensation levels for 2002, the Committee also relied on the advice of a nationally recognized independent compensation consulting firm.

     Throughout 2002, we had written employment agreements in effect with Mr. Hill and Mr. Shadid. We did not use these agreements to determine 2002 compensation levels for Mr. Hill and Mr. Shadid because they were entered into prior to 2002 and address only first year base salary levels. In August 2002, we entered into an employment agreement with Mr. Lumpkin. In October 2002, we entered into an agreement with Mr. Kaucic. The Committee establishes base salary, target annual incentive opportunities, stock option and target performance share levels each year. In addition, for the fourth consecutive year, the Committee specifically reviewed Mr. Hill's annual performance for 2002. In 2000, Ms. Belton, as a member of the Committee and with its concurrence, designed a review process which includes interviews with Mr. Hill, other officers who report to Mr. Hill, members of the Board of Directors, and a cross-section of franchise principals. The process also includes a review of both internal and external information regarding the status and performance of the Company and Mr. Hill. With the approval of the Committee, in early 2003, Ms. Belton again performed this extensive review process regarding Mr. Hill's 2002 performance. The Committee considers this review process to be beneficial to the Company, its stockholders and Mr. Hill.

Base Salary

     The Committee considers several criteria to determine base salary increases for the Chairman & CEO and Named Executives. These criteria include competitive practice, growth in stockholder value, free cash flow, return on capital, earnings per share, franchisee relations, restaurant openings and performance, as well as group and individual achievement of other strategic objectives. These criteria are not weighted by any predetermined formula. The Committee considers them in light of the overall achievement of our goals and also in light of general industry and economic factors.

     In late 2001, the Compensation Committee completed a review of the Company's overall performance against its operating and strategic goals, as a part of the annual performance review of the Chairman & CEO. Based on Company performance in 2001 and a review of the compensation data, the 2002 Chairman & CEO base salary was set at $620,000. Increases for other Named Executives varied based on individual contributions to the Company's performance in 2001 and on changes in individual accountabilities in 2002.

Annual Cash Incentive Compensation

     1999 Management and Executive Incentive Plan. The Committee believes that the awards under the annual incentive plan for the Chairman & CEO and Named Executives should be based on the achievement of annual operating and financial goals that contribute to the Company's short- and long-term EPS performance. The Committee bases awards under the annual incentive plan on achievement of EPS growth and other operating targets. Also, for each executive, the Committee takes into consideration strategic goals that it believes will drive our overall performance. For 2002, the Committee approved an EPS target for the plan which represented an increase of 20% over 2001 EPS performance. Based on our EPS performance in 2002, the Committee approved awards for the Named Executives resulting in the bonus payments shown in the accompanying Summary Compensation Table.

     2001 Senior Executive Officer Bonus Plan. In 2001, the Committee approved the 2001 Senior Executive Bonus Plan. The plan was approved by our stockholders in May 2001 in order to qualify the compensation paid under section 162(m) of the Internal Revenue Code. The Committee determined that only the Chairman & CEO would participate in this plan for fiscal year 2002. If an executive receives a bonus under this plan, he or she does not receive a bonus under the 1999 Management and Executive Incentive Plan. The plan calls for cash bonuses to be paid upon achieving certain performance goals. For 2002, the Committee set certain EPS and other operating performance goals for payments of cash bonuses to Mr. Hill. Actual 2002 EPS performance resulted in a bonus to Mr. Hill of $726,330.

     As a part of the share ownership program established in 1998, we gave executives the opportunity to receive payment for awards under the annual incentive plans in either cash or stock at a nominal discount. For 2002, two of the Named Executives elected to receive a portion of their annual incentive in stock. The Summary Compensation Table shows the cash and stock awards from the annual incentive plan for 2002 performance. The Chairman & CEO and the remainder of the eligible Named Executives had already achieved stock holdings greater than those required by the Executive Stock Ownership Guidelines (see below) and, as a result, did not participate in additional stock purchase opportunities through this plan in 2002.

Equity Compensation

     The Committee believes that stock awards are an important element of the Company's executive compensation program and the primary means of rewarding executives for increasing stockholder value over the short- and long-term. Beginning in 1998 and continuing in 2002, the Committee chose to use a combination of stock options and performance shares to comprise the equity portion of the executive compensation program. This provides a focus on both short-term stock price appreciation and the achievement of goals designed to achieve continued stock price growth over the long-term. Stock awards also serve as the primary retention tool for the Chairman & CEO and Named Executives.

     The Committee has also focused on putting executives at financial risk based on our stock performance. To accomplish this goal, the Committee has, over the last four years, implemented certain stock programs for executives. At the same time, we have adopted stock ownership guidelines to ensure that the stock programs result in significantly increased share ownership by executives.

     Stock Option Grants

     In 2002, the Committee made annual stock option grants to the Chairman & CEO and Named Executives. These stock option grants were made at fair market value on the date of grant. The executives can exercise the options (following a required holding period) at any time over a 10-year period. The options vest three to five years from the date of the grant. The option grants that vest five years from the date of the grant contain a provision that would accelerate the vest date to one year if certain performance measures are met.

     Performance Share Grants

     The Committee made a three-year performance share grant in 2002. The Committee based awards under the three-year grant on our three-year Total Return to Shareholder ("TRS") target. If the executives earn them, shares will be awarded under this three-year grant in February 2005. Our TRS targets are set so that the Company's stock price appreciation must exceed that of more than half of the companies comprising the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement. The Long-Term Incentive Plan Awards Table shows performance share grants for the three-year cycle that began in 2002.

Executive Stock Ownership Guidelines and Loans

     In 1998, we established stock ownership guidelines that became effective for the Chairman & CEO through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.

     The targeted stock ownership requirement for each executive officer group for 2002 was as follows:

     o  Chairman & CEO                              3 times base salary
     o  Executive Vice Presidents/
        Senior Vice Presidents                      1.5 to 2 times base salary
     o  Vice Presidents                             1 times base salary

     An executive must achieve the targeted ownership level within five years of beginning participation in the program in order to continue to participate in our annual stock option and performance share program after that date. If a participating executive achieves the targeted levels of share ownership within three years after entry into the program, he or she will receive a share bonus of 50% of base salary up to $125,000. The bonus is restricted until five years of participation have been achieved. As of the end of 2002, the Chairman & CEO and all other officers who had participated in the share ownership program for at least three years had achieved the required share ownership level as of his/her three-year anniversary and, as a result, qualified for the restricted share bonus.

     At the same time we implemented the share ownership program, we adopted a program that provided loans to executives to be used to exercise stock options. However, in compliance with Section 402 of the Sarbanes-Oxley Act of 2002, this loan program has been terminated.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly-held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. Generally, the Committee believes that it is in the best interests of the Company's stockholders to comply with such tax law, while still maintaining the goals of the Company's executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Committee will approve compensation to executive officers which may exceed the limits of deductibility. No executive of the Company received non-performance based compensation in excess of $1,000,000 in 2002.

                                           EXECUTIVE COMPENSATION COMMITTEE
                                           Jack P. Helms, Co-Chair
                                           Erline Belton, Co-Chair
                                           Douglas R. Conant
                                           Mark S. Hansen

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee consists entirely of individuals who are neither officers nor employees of the Company.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years, and who were serving at the end of the fiscal year.

                                             SUMMARY COMPENSATION TABLE
====================================================================================================================
                                                                                        Long Term Compensation
                                                                                  ----------------------------------
                                                Annual Compensation                      Awards           Payouts
                                  ----------------------------------------------- --------------------- ------------
                                                                                  Restricted
                                                                  Other Annual      Stock                 LTIP
                                   Fiscal   Salary(1)   Bonus(1)  Compensation(2)  Awards(3) Options(4)  Payouts(5)
    Name and Principal Position     Year       ($)        ($)            ($)           ($)        (#)        ($)
--------------------------------- -------- ----------- ---------- --------------- ---------- ---------- ------------
 Lloyd L. Hill                      2002    $612,308    $726,330        $102,331      --       150,000        --
 Chief Executive Officer and        2001     580,000     638,000          38,379  $ 119,593    225,000   $  585,349
     President                      2000     568,461     454,575          85,914      --       148,500        --
--------------------------------------------------------------------------------------------------------------------
 George D. Shadid(6)                2002    $375,008    $315,600        $ 31,025      --       120,000        --
 Executive Vice President and       2001     345,823     232,168          24,614  $ 119,593     90,000   $  329,237
     Chief Operating Officer        2000     330,192     194,091          21,499      --        90,000        --
--------------------------------------------------------------------------------------------------------------------
 John C. Cywinski(7)                2002    $340,000    $240,340        $ 61,178      --        60,000        --
 Senior Vice President and          2001     136,000     200,000          41,434  $  95,730    187,499        --
     Chief Marketing Officer        2000       --          --               --        --          --          --
--------------------------------------------------------------------------------------------------------------------
 Steven K. Lumpkin(8)               2002    $299,062    $197,690            --        --        97,500        --
 Executive Vice President and       2001     273,562     144,855            --    $ 119,593     73,125   $  256,077
     Chief Financial Officer        2000     262,115     139,846            --        --        73,125        --
--------------------------------------------------------------------------------------------------------------------
 Louis A. Kaucic                    2002    $247,115    $173,030        $ 16,369      --        48,750        --
 Senior Vice President and          2001     231,154     119,992          66,677  $ 112,400     73,125   $  256,077
     Chief People Officer           2000     212,115      89,131            --        --        73,125        --
====================================================================================================================

(1) Represents amounts earned under the Company's bonus plans. Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic elected to receive a portion of their 2000 bonus in stock and, accordingly, received 1,323, 855, 2,467 and 303 shares, respectively, in March 2001. Mr. Hill received a discretionary bonus of $188,210 for 2001, of which $63,000 was deferred under the Company's deferred compensation plan. Mr. Kaucic elected to receive a portion of his 2001 bonus in stock and, accordingly, received 261 shares in March 2002. Mr. Shadid and Mr. Kaucic elected to receive a portion of their 2002 bonus in stock and, accordingly, received 737 and 910 shares, respectively, in March 2003. Mr. Hill deferred $379,575 of both his 2000 and 2001 bonus, and Mr. Kaucic deferred $20,299 of his 2000 salary and $38,572 of his 2001 salary under the Company's deferred compensation plan. Mr. Hill, Mr. Shadid, Mr. Cywinski, Mr. Lumpkin and Mr. Kaucic deferred $147,500, $28,929, $26,154, $43,269 and $59,519, respectively, of their
      2002 salary under the Company's deferred compensation plan. Mr. Hill, Mr. Cywinski and Mr. Kaucic deferred $181,583, $19,227 and $43,258, respectively, of their 2002 bonus under the Company's deferred compensation plan.
(2) Represents payments made in connection with the Company's non-qualified retirement savings plan. Amounts in 2002 also include payments made in the Company's new nonqualified deferred compensation plan which replaced the Company's non-qualified retirement savings plan. Amounts applicable to Mr. Hill in 2000 and 2002 include taxable travel benefits of $50,804 and $64,140, respectively. Amounts applicable to Mr. Kaucic represent forgiveness of a loan of $50,000 in 2001. Amounts applicable to Mr. Cywinski represent moving and relocation expense reimbursements in 2001 and 2002.
(3) Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic met their stock ownership guidelines in 2001, and accordingly, received restricted shares which vest after two years. Mr. Hill, Mr. Shadid and Mr. Lumpkin received 5,860 shares and Mr. Kaucic received 5,508 shares. The value of these shares based upon the closing sale price of our common stock on December 27, 2002 (the last trading day of fiscal year 2002) was $138,296 for Mr. Hill, Mr. Shadid and Mr. Lumpkin and $129,989 for Mr. Kaucic. Mr. Cywinski received 4,500 shares of restricted stock at the time he joined the Company which vests equally over two years. The value of these shares based upon the closing sale price of our common stock on December 27, 2002 (the last trading day of fiscal 2002) was $106,200. Restricted stock awards receive any dividends paid.
(4) Represents options granted pursuant to the Company's 1995 Equity Incentive Plan.


                                       24


(5) Amounts applicable to 2001 represent the value of performance shares earned for 2001 under a three-year performance cycle which were issued on March 18, 2002. Shares earned under this plan for 2001 were 24,831, 13,966, 10,863 and 10,863 for Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic, respectively. The closing price of our common stock on March 18, 2002 was $23.57 per share.
(6) Mr. Shadid was promoted to Chief Operating Officer in March 2002. He resigned from the Company in January 2003.
(7) Mr. Cywinski received a bonus of $100,000 when he joined the Company in July 2001 and a guaranteed bonus of $100,000 for 2001 performance in March 2002.
(8)   Mr. Lumpkin was promoted to Chief Financial Officer in March 2002.


Employment Agreements and Change in Control Arrangements

     During 2002, we had written employment agreements with Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee.

     Mr. Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. We also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Effective March 1, 1995, the Company and Mr. Shadid entered into an employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event that following a change in control, Mr. Shadid resigns or is terminated. In January 2003, Mr. Shadid resigned as an executive of the Company. As long as Mr. Shadid complies with the non-compete and nonsolicitation provisions of his employment agreement, the Company will make payments that total approximately $1.5 million to Mr. Shadid.

     Effective August 7, 2002, the Company and Mr. Lumpkin entered into an employment agreement with an initial term of 18 months, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 24 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or the average of the three prior years' bonuses (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Lumpkin with reason (as defined). If Mr. Lumpkin elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 24 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event that following a change in control, Mr. Lumpkin resigns or is terminated.

     Effective October 5, 2002, the Company and Mr. Kaucic entered into an agreement with a termination date of November 1, 2004. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 24 month severance payment based on the current year's salary in the event of termination by the Company without cause (as defined). If Mr. Kaucic elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause.

     We have change in control arrangements with other officers of the Company (16 persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in various amounts up to (i) two times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control agreements (17 persons) had been terminated as of December 29, 2002, as a result of a change in control, we would have been required to make payments under the change in control severance provisions of the above agreements totaling approximately $8,900,000.

Options and Long-Term Incentive Plan Information

     The following tables set forth information regarding options granted and exercised and long-term incentive plan awards during fiscal year 2002 with respect to the Chief Executive Officer and the officers named in the Summary Compensation Table:


                                             OPTION GRANTS IN LAST FISCAL YEAR
   =====================================================================================================================
                                                                                                   Potential
                                                                                              Realizable Value at
                                                                                                 Assumed Annual
                                                                                              Rates of Stock Price
                                                                                                  Appreciation
                                   Individual Grants(1)                                        for Option Term(2)
   ------------------------------------------------------------------------------------- -------------------------------
                               Number of       % of Total
                               Securities        Options
                               Underlying      Granted to      Exercise
                                Options         Employees       or Base
                               Granted(3)       in Fiscal        Price      Expiration          5%              10%
             Name                 (#)             Year         ($/Share)       Date             ($)             ($)
   -------------------------- ------------- ---------------- ------------ -------------- ---------------- --------------
   Lloyd L. Hill                 150,000         11.3%          $22.07       01/02/12       $2,082,267      $5,276,873
   George D. Shadid               60,000          4.5            22.07       01/02/12          832,907       2,110,749
   George D. Shadid(4)            60,000          4.5            21.99       02/19/12          829,639       2,102,468
   John C. Cywinski               60,000          4.5            22.07       01/02/12          832,907       2,110,749
   Steven K. Lumpkin              48,750          3.7            22.07       01/02/12          676,737       1,714,984
   Steven K. Lumpkin(4)           48,750          3.7            21.99       02/19/12          674,082       1,708,255
   Louis A. Kaucic                48,750          3.7            22.07       01/02/12          676,737       1,714,984
   =====================================================================================================================

(1)   Options are granted at the fair market value on the date of grant.
(2) The assumed rates are compounded annually for the full terms of the options.
(3) Options vest either three years or five years after date of grant. The option agreements have a provision that extends the cancellation date of the options and allows for the continued vesting of any unvested options for up to 5 years after an executive's retirement, as defined, as long as the executive does not compete directly or indirectly with the Company. These agreements also include a provision that would vest any unvested options upon a termination without cause, as defined.
(4) Options granted on February 19, 2002 to Mr. Shadid and Mr. Lumpkin contain a provision that would accelerate their vesting from five years to one year if certain performance measures are met.



                                       26


                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND FISCAL YEAR-END OPTION VALUES
==========================================================================================================
                                                             Number of            Value of Unexercised
                                                       Securities Underlying          In-The-Money
                                                        Unexercised Options            Options at
                                                            at 12/29/02                12/29/02(2)
                             Shares                             (#)                        ($)
                            Acquired       Value      ----------------------- ----------------------------
                           at Exercise   Realized(1)        Exercisable/              Exercisable/
          Name                (#)           ($)            Unexercisable              Unexercisable
------------------------- ------------- ------------- ----------------------- ----------------------------
Lloyd L. Hill                76,228        $829,979      255,001 / 517,874       $3,174,873 / $3,874,220
George D. Shadid             84,153       1,140,266      197,743 / 301,124        2,193,826 /  2,050,637
John C. Cywinski               --             --            --   / 247,499            --    /    527,856
Steven K. Lumpkin             9,837         151,791       60,100 / 250,684          677,764 /  1,745,994
Louis A. Kaucic               8,978         130,730       65,650 / 206,621          756,509 /  1,725,754
==========================================================================================================

(1)  Market value less option price.
(2) Based upon the closing sale price of our common stock on December 27,2002 (the last trading day in fiscal year 2002).



                           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
=============================================================================================================
                                                                         Estimated Future Payouts Under
                                                                           Non-Stock Price Based Plans
                                                                   ------------------------------------------
                            Number of
                             Shares,
                            Units or       Performance or Other
                           Other Rights  Period Until Maturation     Threshold       Target        Maximum
          Name                 (#)              or Payout               (#)            (#)           (#)
------------------------- ------------- -------------------------- -------------- ------------- -------------
Lloyd L. Hill               22,500          12/31/01-12/26/04          5,625          11,250        22,500
George D. Shadid(1)          9,000          12/31/01-12/26/04          2,250           4,500         9,000
John C. Cywinski             6,000          12/31/01-12/26/04          1,500           3,000         6,000
Steven K. Lumpkin            7,500          12/31/01-12/26/04          1,875           3,750         7,500
Louis A. Kaucic              7,500          12/31/01-12/26/04          1,875           3,750         7,500
=============================================================================================================

(1) Unearned shares were cancelled upon Mr. Shadid's resignation from the Company.

These awards were made under the Company's 1995 Equity Incentive Plan and are based on achievement of our three-year Total Return to Shareholder (TRS) target. If the executives earn them, the three-year grants will be paid in February 2005. Our TRS targets are set so that the Company's stock price appreciation must exceed that of more than half of the companies comprising the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement.

Equity Compensation Plan Information

     The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights as of December 29, 2002 under the 1995 Equity Incentive Plan and the 1999 Employee Incentive Plan and that may be purchased under our Employee Stock Purchase Plan.


                              (a) Number of                             (c) Number of securities
                             securities to be                            remaining available for
                               issued upon       (b) Weighted average     future issuance under
                               exercise of         exercise price of       equity compensation
                               outstanding       outstanding options,       plans (excluding
                            options, warrants     warrants and rights    securities reflected in
      Plan Category             and rights                                     column (a))
========================== ===================== ====================== ==========================
Equity Compensation            3,724,387 (1)             $15.62                 1,006,272
Plans Approved by
Stockholders
--------------------------------------------------------------------------------------------------
Equity Compensation            1,430,048 (2)             $17.90                   115,800
Plans Not Approved by
Stockholders
--------------------------------------------------------------------------------------------------
TOTAL                          5,154,435                                        1,123,160
==================================================================================================

(1)  Issued under the 1995 Equity Incentive Plan.
(2) Issued under the 1999 Employee Incentive Plan. See the description below of the 1999 Employee Incentive Plan.


1999 Employee Incentive Plan

     In May 1999, our Board of Directors approved the Applebee's International, Inc. 1999 Employee Incentive Plan, pursuant to which non-qualified stock options have been granted to our employees who are not officers or directors. As of December 29, 2002, options to acquire 1,430,048 shares were outstanding under this plan, out of the 1,649,250 shares reserved for issuance. During 2002, we also granted 33,624 restricted stock awards under this plan.

     The purpose of this plan is to promote our success by linking the personal interests of our non-executive employees to those of our stockholders and by providing participants with an incentive for outstanding performance. The plan is administered by the Executive Compensation Committee. The plan authorizes the granting of non-qualified stock options, restricted stock, stock appreciation rights and performance units or shares. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. The options that are currently outstanding under the plan generally vest over a two or three year period beginning on the grant date and expire ten years from the date of grant.

     The terms of any other awards under the plan are generally at the discretion of the Executive Compensation Committee. In the event of a change in control of the Company, all outstanding awards vest and become immediately exercisable, unless otherwise determined by the Board of Directors with respect to any particular event which would constitute a change in control. This plan is not required to be and has not been submitted to our stockholders for approval and the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant. The Board will not approve an increase in the authorization of the 1999 Employee Incentive Plan beyond the current authorization.

Performance Graph

     The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 29, 2002 (December 28, 1997 to December 29, 2002) based upon the market price of our common stock, compared with the cumulative total return on Media General's Nasdaq Total Return Index and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Media General Restaurant Industry Index includes approximately 100 restaurant companies.


                         APPLEBEE'S INTERNATIONAL, INC.
                                Performance Graph

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          APPLEBEE'S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX
                   VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX



                              [GRAPH APPEARS HERE]

                                                                    Media
Measurement Period                                NASDAQ           General
(Fiscal Year Covered)         Applebee's       Total Return       Restaurant
Measurement Point         International, Inc.      Index        Industry Index
------------------------ -------------------- ---------------  -----------------
December 28, 1997              $100.00            $100.00           $100.00
December 27, 1998              $109.46            $141.04           $136.17
December 26, 1999              $150.49            $248.76           $129.58
December 31, 2000              $169.57            $156.35           $123.15
December 30, 2001              $277.19            $124.64           $124.89
December 29, 2002              $287.49            $ 86.94           $ 99.69

                   ASSUMES $100 INVESTED ON DECEMBER 28, 1997
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 29, 2002

Certain Indemnification Agreements

     We have entered into Indemnification Agreements with each of our directors and officers. Under the Indemnification Agreements, we have agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by
Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at our request. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, our by-laws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.

     We presently carry director and officer liability insurance to insure our directors and officers against certain liabilities they might incur in connection with performing their duties for us. If we become obligated to indemnify an officer or director for an act which is covered by that insurance, we would be able to recover the amount of the indemnification from the insurance proceeds up to the amount of coverage. The insurance, however, does not cover all liabilities that could give rise to indemnification by us.

CERTAIN TRANSACTIONS

     We had a loan outstanding with an interest rate of 5% to Mr. Cywinski for moving related assistance in the amount of $310,000 as of December 29, 2002. He made an interest and principal payment in March 2003. The remaining principal of $210,000, as well as accrued interest, is due in October 2004.


OTHER MATTERS

     We know of no other matters for stockholders to consider at the Annual Meeting. If a stockholder properly presents any other matter at the meeting, the persons named in the accompanying proxy to vote on behalf of your shares will vote on that matter in accordance with their best judgment.

     We encourage each stockholder to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy in the accompanying envelope. If you would respond promptly, it would greatly assist us in making arrangements for the meeting. We appreciate your cooperation. If you attend the meeting, you may vote your shares in person even if you sent in your proxy.

                                     By Order of the Board of Directors



                                     Robert T. Steinkamp, Secretary
                                     Applebee's International, Inc.
                                     4551 W. 107th Street
                                     Overland Park, Kansas  66207

Overland Park, Kansas
April 8, 2003

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         APPLEBEE'S INTERNATIONAL, INC.



          Applebee's International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of Applebee's International, Inc. (the "Corporation") adopted the following resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof.

          RESOLVED, that the Certificate of Incorporation be amended by adding a new Article 12 thereto, said new Article 12 to be and read in its entirety as follows:

               "12. No action required or permitted to be taken at any annual meeting or special meeting of stockholders of the Corporation may be taken without a meeting and the power of the stockholders to consent in writing without a meeting is specifically denied ."

          SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on May 8, 2003, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment to the Certificate of Incorporation of said Corporation as stated above in its entirety.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Lloyd L. Hill, its President and Robert T. Steinkamp, its Secretary, this __ day of _____, 2003.




                                     APPLEBEE'S INTERNATIONAL, INC.

                                  By:______________________
                                     Lloyd L. Hill,
                                     Chief Executive Officer and
                                     President



ATTEST:__________________________
       Robert T. Steinkamp, Secretary

                                                                      APPENDIX B


                        Applebee's International, Inc.
                             Audit Committee Charter


Organization

There shall be a committee of the Board of Directors known as the Audit Committee. The Audit Committee shall be composed of three or more directors who meet all applicable independence requirements of the Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (the "Act"). No Audit Committee member may be an officer or employee of the Company or any of its divisions or subsidiaries.

All members of the Audit Committee shall be able to read and understand fundamental financial statements and at least one member of the Audit Committee shall have past or current employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In the determination of the Board of Directors, at least one individual shall meet the definition of "audit committee financial expert" as set forth in the Act.

Statement of Policy

The Audit Committee shall provide assistance to the directors in fulfilling their oversight responsibilities to the stockholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the Chief Financial Officer, the internal auditors, and other members of management of the Company.

The Audit Committee has the authority to engage independent counsel and other advisors it deems necessary to carry out its duties.

Election

The members of the Audit Committee shall be elected by the Board of Directors at the annual meeting of the Board of Directors to serve a term of one (1) year or until their successors shall be duly elected and qualified. The Board of Directors will appoint a Chair to preside at the Audit Committee meetings and schedule meetings as appropriate.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions.

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company's stockholders. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement). To effect the foregoing, the Audit Committee shall review the independence and effectiveness of the independent auditors and annually approve the appointment of the independent auditors to audit the financial statements of the Company and its divisions and subsidiaries or approve any discharge of independent auditors, if necessary. The independent auditors shall report directly to the Audit Committee.

In addition, in carrying out its responsibilities, the Audit Committee will:

     1. Be directly responsible for approving all audit services and the compensation paid to the independent auditors and for oversight of their work.

     2. Implement confidential, anonymous procedures, separate or in conjunction with other procedures and policies of the Company, for the receipt, retention and treatment of complaints from employees regarding accounting, internal accounting controls and auditing matters.

     3. Review and reassess, at least on an annual basis, the adequacy of this Audit Committee Charter.

     4. Ensure receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.

     5. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. In considering independence, receive confirmation that the independent auditors are independent pursuant to Rule 2-01 of Regulation S-X and pursuant to any requirements of the Act.

     6. Take appropriate action to oversee the independence of the independent auditors.

     7.   Review the Company's earnings release prior to the release of year-end
          earnings  and  audited  financial   statements  prior  to  filing  the
          Company's Annual Report on Form 10-K.

     8. In connection with the Company's year-end financials, discuss with financial management and independent auditors significant issues regarding accounting principles, practices, and judgments and any items required to be communicated by the independent auditors in accordance with Statement on Accounting Standards No. 61. Review all reports required to be delivered by the independent auditors under the Act. Discuss policies with respect to risk assessment and risk management. Review separately with the independent auditors any audit problems or difficulties in management's response to issues.

     9. Review, as appropriate, other material financial information submitted to any governmental or public body, including any certification, report, opinion, or review rendered by the independent auditors.

     10. Review the Company's quarterly financial results prior to the release of quarterly earnings and prior to filing the Company's Quarterly Report on Form 10-Q. In connection with the Company's interim financials, discuss with financial management and independent auditors any significant changes to the Company's accounting principals and any items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards No. 71. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the quarterly review and communication.

     11. Following each audit by the independent auditors, obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

     12. Approve the report of the Audit Committee required by the rules of the SEC to be included in the Company's annual proxy statement.

     13. Oversee the publication of this Audit Committee Charter at least every three years in the Company's annual proxy statement in accordance with SEC regulations.

     14. Meet with the independent auditors, the CFO and the senior financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     15. Review with the independent auditors, the Company's internal auditor, and the CFO and other financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Audit Committee periodically should review Company policy statements relating to its code of conduct.

     16. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     17. Receive when appropriate, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

     18. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     19. Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     20. Oversee the investigation of any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     21. Review the Company's policies concerning the hiring of employees of the Company's independent auditors. Evaluate compliance with the Act with respect to any such hiring.

     22. Assess, along with the Board of Directors, the performance of the independent auditors and whether it is in the best interest of the Company to regularly rotate its independent auditors. Evaluate and ensure compliance with the Act with respect to rotation of auditor personnel in charge of or participating in the audit.

     23. Consider whether the engagement of the independent auditors for non-audit services is compatible with maintaining the independent auditors' independence and review the fees for such services. If appropriate, approve in advance such engagement and the payment of such fees. Such services will only be those permissible by the Act and any Nasdaq Stock Market requirements.

     24. Review the experience and credentials of the senior individuals working for the independent auditors on the Company's account.

     25. Review the policies and procedures of the independent auditors with respect to quality control.

     26. Review any opinions of the independent auditors that management received on the application of accounting principles to a completed, proposed or hypothetical transaction pursuant to Statement of Auditing Standards No. 50, and discuss with financial management and the independent auditors how the election of alternative methods permitted under GAAP would impact the financial statements.

     27. Discuss and review with management and the independent auditors any off-balance sheet arrangements, as well as their effect and the effect of emerging issues arising out of accounting and regulatory proposals on the financial statements of the Company.

     28. Discuss and review with management and the independent auditors any complaints by employees involving material concerns related to the financial statements, audits or accounting policies of the Company.

     29. Comply with applicable rules of the Nasdaq Stock Market related to review and approval of related party transactions.

     30. To do all other things and perform such tasks and functions as are designated by the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's code of conduct.

                                     Revised as of March 2003